Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Acquires Guy Metals

(Chicago – February 15, 2017) – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and value-added processor of industrial metals, announced today that it acquired Guy Metals, Inc., a privately-owned metal service center company located in Hammond, Wisconsin. Guy Metals processes stainless and nickel alloy products including its trademarked “Pit Free Dairy” and “Super4” finishes used in food, dairy, pharmaceutical, and beverage applications. The Company employs 70 people and has annual revenue of approximately $35 million. Consistent with the recent Laserflex acquisition, Guy Metals bolsters Ryerson’s value-added processing capabilities to provide additional services to its customers.

“As Ryerson advances through its 175th year in business as an industry leader and iconic industrial brand, we are delighted to welcome Guy Metals to our company. Guy Metals has built a hard-earned and well-deserved reputation as an innovator in stainless steel processing and finishing,” said Eddie Lehner, Ryerson’s President and Chief Executive Officer. “The acquisition of Guy Metals adds a valuable dimension to our strategic objective of further strengthening our stainless steel franchise through the offering of a unique portfolio of highly differentiated value-added products that can scale across our footprint while meaningfully enhancing the customer experience.”

Mike Burbach, Ryerson’s President, North-West Region added, “Guy Metals is an outstanding company known for top quality products and innovative finishes for the stainless steel industry that complement Ryerson’s extensive stainless offering. We are excited to have the Guy Metals team join the Ryerson family.”

Guy Young, President and Chief Executive Officer of Guy Metals, stated, “The Guy Metals team is excited to join Ryerson and expand our unique service offerings. We look forward to growing our brand with the Ryerson team and their extensive global network.”

About Ryerson

Ryerson is a leading distributor and value-added processor of industrial metals, with operations in the United States, Canada, Mexico and China. Founded in 1842, Ryerson employs around 3,500 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.